  As filed with the Securities and Exchange Commission on March   , 2000

                                                     Registration No. 333-93835

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                ---------------
                            CELL THERAPEUTICS, INC.
            (Exact name of Registrant as specified in its charter)
                                ---------------

           Washington                             2384                            91-1533912
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                            201 Elliott Avenue West
                           Seattle, Washington 98119
                                (206) 282-7100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                James A. Bianco
                     President and Chief Executive Officer
                            Cell Therapeutics, Inc.
                            201 Elliott Avenue West
                           Seattle, Washington 98119
                                (206) 282-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copy to:
                           Michael J. Kennedy, Esq.
                             Michael S. Dorf, Esq.
                            Torrey J. Miller, Esq.
                       WILSON SONSINI GOODRICH & ROSATI
                              650 Page Mill Road
                          Palo Alto, California 94304
                                (650) 493-9300
                                ---------------
   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                     CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                         Proposed       Proposed
 Title of each class of                  maximum        maximum      Amount of
    securities to be     Amount to be offering price   aggregate    registration
       registered         registered    per share    offering price     fee
--------------------------------------------------------------------------------
Common Stock, no par
 value per share.......     50,000        $25.25     $1,262,500.00    $334.00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) CTI previously registered an aggregate of $19,981,282.75 worth of common stock under this registration statement on Form S-3, for which a filing fee of $5,276 was paid upon the filing of this registration statement on December 29, 1999. CTI has instructed a bank to transmit by wire transfer the filing fee to the Securities and Exchange Commission to cover the registration of an additional 50,000 shares of common stock. A total fee of $400.03 accompanies this amendment. CTI will not revoke such instruction, and it has sufficient funds in such account to cover the amount of the registration fee.
                                ---------------
   CTI hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until CTI shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this preliminary prospectus is not complete and  +
+may be changed. These securities may not be sold until the registration       +
+statement filed with the Securities and Exchange Commission is effective. + +This prospectus is not an offer to sell nor does it seek an offer to buy +
+these securities in any jurisdiction where the offer or sale is not           +
+permitted.                                                                    +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH   , 2000

PRELIMINARY PROSPECTUS

                             6,198,087 Shares

                            CELL THERAPEUTICS, INC.

                                  Common Stock

                                  -----------

  This prospectus relates to the 6,198,087 shares of the common stock of Cell Therapeutics, Inc., a Washington corporation. This stock may be sold from time to time by the shareholders named on page 11.

                                  -----------

  An investment in the shares of CTI's common stock offered hereby involves certain risks. See "Risk Factors" beginning on page 1 of this prospectus.

                                  -----------

  Our common stock is quoted on the Nasdaq National Market under the symbol "CTIC." On March 16, 2000, the closing price for the common stock was $23.625.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                 The date of this Prospectus is        , 2000.

   You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                          CELL THERAPEUTICS, INC.

   CTI is a pharmaceutical research and development company that focuses on the discovery, development and commercialization of small molecule drugs relevant to the treatment of cancer. CTI's initial business strategy is to build a diversified, vertically integrated portfolio of oncology products targeting major unmet needs in the treatment of patients with cancer. CTI's principal executive offices are located at 201 Elliott Avenue West, Seattle, WA 98119. CTI's telephone number is (206) 282-7100.

   On January 13, 2000, we acquired the drug Arsenic Trioxide, or ATO, upon our acquisition of PolaRx, a single product company that owned the rights to ATO. In connection with the acquisition, we issued 2,000,000 shares of our common stock at signing and may issue an additional 3,000,000 shares to PolaRx shareholders upon the earlier of approval of a New Drug Application, or NDA, by the FDA for ATO or five years from the acquisition date. Two additional payouts tied to annualized sales thresholds of $10 million and $20 million may be payable in tranches of $4 million and $5 million at the then fair market value of our stock, at the time such thresholds are achieved. The acquisition agreement requires shareholder approval for 2,000,000 of the additional shares and payments to be made in our stock if the annualized sales thresholds are achieved. For annual sales of ATO in excess of $40 million, PolaRx shareholders will receive a 2% royalty on net sales payable at the then fair market value of our common stock or, in certain circumstances, cash.

                                  RISK FACTORS

   The risks and uncertainties described below are the material ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline. This prospectus also contains "forward-looking" statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

If we do not successfully develop products, we may be unable to generate any revenue.

   Our leading drug candidates, ATO, PG-TXL and Apra, are currently in clinical trials. These clinical trials of the drug candidates involve the testing of potential therapeutic agents, or effective treatments, in humans in three phases (Phases I, II, and III) to determine the safety and efficacy of the drug candidates necessary for an approved drug. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if our drugs progress successfully through initial human testing, they may fail in later stages of development. A number of companies in the pharmaceutical industry, including CTI, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. For example, in our first Phase III human trial for Lisofylline, or LSF, completed in March 1998, we failed to meet our two primary endpoints, or goals, even though we met our endpoints in two earlier Phase II trials for LSF. As a result, we are no longer developing LSF as a potential product. In addition, data obtained from clinical trials are susceptible to varying interpretations. Government regulators and our collaborators may not agree with our interpretation of our future clinical trial results. The clinical trials of ATO, PG-TXL and Apra or any of our future drug candidates may not be successful.

   Many of our drug candidates are still in research and preclinical development, which means that they have not yet been tested on humans. We will need to commit significant time and resources to develop these and additional product candidates. We are dependent on the successful completion of clinical trials and obtaining regulatory approval in order to generate revenues. The failure to generate such revenues may preclude us from continuing our research and development of these and other product candidates.

Even if our drug candidates are successful in clinical trials, they may not be successfully commercialized.

   Since our inception in 1991, we have dedicated substantially all of our resources to the research and development of our technologies and related compounds. All of our compounds currently are in research or development, and none has been submitted for marketing approval. There can be no assurance that any of our other compounds will enter human clinical trials on a timely basis, if at all, or that we will develop any product candidates suitable for commercialization. Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may:

  . be found ineffective or cause harmful side effects during clinical testing or clinical trials,

  . fail to receive necessary regulatory approvals,

  . be difficult to manufacture on a large scale,

  . be uneconomical to produce,

  . fail to achieve market acceptance, or

  . be precluded from commercialization by proprietary rights of third parties.

   Our product development efforts or our collaborative partners' efforts may not be successfully completed, required regulatory approvals may not be obtained and our products, if introduced, may not be successfully marketed nor achieve customer acceptance.

Several of our drug candidates are based on novel technologies that have not yet been proven.

   Many of our products are based upon novel delivery technologies which we are using to discover and develop drugs for the treatment of cancer. This technology has not been proven. Our drug candidates may not be proven safe or effective. If our approaches have been incorrect or our products are not successful, our drug candidates may not develop into commercial products.

Our clinical trials could take longer to complete than expected.

   Although for planning purposes we forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient accruals. We cannot assure you that clinical trials involving our product candidates will commence or be completed as forecasted. We have limited experience in conducting clinical trials. In certain circumstances we rely on corporate collaborators, academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. In addition, certain clinical trials for our products will be conducted by government-sponsored agencies and consequently will be dependent on governmental participation and funding. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. These trials may not commence nor be completed as we expect and they may not be conducted successfully. Failure to commence or complete, or delays in, any of our planned clinical trials could shake investors' confidence in our ability to develop products, which would likely cause our stock price to decrease.

If we continue to incur net losses, we may not achieve or maintain profitability.

   CTI was incorporated in 1991 and has incurred a net operating loss every year. As of December 31, 1999, we had an accumulated deficit of approximately $158.4 million. We have not generated any product revenue from sales to date. We may never generate revenue nor become profitable, even if we are able to commercialize any products. We will need to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, we expect will result in substantial increasing operating losses for at least the next several years. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If we fail to adequately protect our intellectual property, our competitive position could be harmed.

   Development and protection of our intellectual property are important aspects of our business. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies and erode our competitive advantage. Our success depends in part on our ability to:

  . obtain patent protection for our products or processes both in the United
    States and other countries,

  . protect trade secrets, and

  . prevent others from infringing on our proprietary rights.

   The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in patents affecting subject matters of interest to CTI. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease.

   We cannot assure you that patent applications in which we have rights will ever issue as patents or that the claims of any issued patents will afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. Litigation, interference proceedings or other governmental proceedings that we may become involved in with respect to our proprietary technologies or the proprietary technology of others could result in substantial cost to us. Patent litigation is widespread in the biotechnology industry, and any patent litigation could harm our business. Costly litigation might be necessary to protect our orphan drug designations or patent position or to determine the scope and validity of third-party proprietary rights, and we may not have the required resources to pursue such litigation or to protect our patent rights. An adverse outcome in litigation with respect to the validity of any of our patents could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using a product or technology.

   We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While our employees, consultants and corporate partners with access to proprietary information are generally required to enter into confidentiality agreements, these agreements may not be honored.

If any of our license agreements for intellectual property underlying ATO or any other product are terminated, we may lose our rights to develop or market that product.

   Patents issued to third parties may cover our products and services as ultimately developed. We may need to acquire licenses to these patents or challenge the validity of these patents. We may not be able to license any patent rights on acceptable terms or successfully challenge such patents. The need to do so will depend on the scope and validity of these patents and ultimately on the final design or formulation of the products and services that we develop.

   We have licensed intellectual property, including patents, patent applications and know how, from Memorial Sloan Kettering Cancer Institute, Samuel Waxman Cancer Research Foundation, Beijing Medical University and others, including the intellectual property underlying our most advanced product candidate, ATO. Some of our product development programs depend on our ability to maintain rights under these licenses. Each licensor has the power to terminate its agreement with us if we fail to meet our obligations under that license. We may not be able to meet our obligations under these licenses. If we default under any of these license agreements, we may lose our right to market and sell any products based on the licensed technology.

Our products could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products.

   Although we attempt to monitor the patent filings of our competitors in an effort to guide the design and development of our products to avoid infringement, third parties may challenge the patents that have been issued or licensed to us. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third party's patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.


Our lack of operating experience may cause us difficulty in managing our growth.

   We have no experience in selling pharmaceutical products and only limited experience in negotiating, establishing and maintaining strategic relationships, in manufacturing or procuring products in commercial quantities and conducting other later-stage phases of the regulatory approval process. Furthermore, our first leading drug candidate, ATO, was only recently acquired in January from PolaRx. We have no experience with respect to the launch of a commercial product. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls (particularly with respect to ATO). If our management is unable to manage growth effectively, our business and financial condition would be materially harmed. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources.

If we fail to keep pace with rapid technological change in the biotechnology and pharmaceutical industries, our products could become obsolete.

   Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with developing these products.

We are faced with direct and intense competition from our rivals in the biotechnology and pharmaceutical industries.

   The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products.

   Our competitors may succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors obtain FDA or other regulatory approvals for drug candidates before we do. In particular, we face direct competition from many companies focusing on delivery technologies. Drugs resulting from our research and development efforts, if approved for sale, may not compete successfully with our competitors existing products or products under development.

If we fail to raise substantial additional capital, we will have to curtail or cease operations.

   We expect that our existing capital resources and the interest earned thereon will enable us to maintain our current and planned operations at least through the first quarter of 2001. Beyond that time, if our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our technologies and complete the commercialization of products, if any, resulting from our technologies. We will require substantial funds to: (1) continue our research and development programs, (2) in-license or acquire additional technologies, and (3) conduct preclinical studies and clinical trials. We may need to raise additional capital to fund our operations repeatedly. We may raise such capital through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Our capital requirements will depend upon numerous factors, including the following:

  . the establishment of additional collaborations,

  . the development of competing technologies or products,

  . changing market conditions,

  . the cost of protecting our intellectual property rights,

  . the purchase of capital equipment,

  . the progress of our drug discovery and development programs, the progress of our collaborations and receipt of any option/license, milestone and royalty payment resulting from those collaborations, and

  . in-licensing and acquisition opportunities.

   Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we may curtail operations significantly. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, drug candidates, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership of CTI.

Our stock price is extremely volatile, which may affect our ability to raise capital in the future.

   The market price for securities of biopharmaceutical and biotechnology companies, including that of CTI, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, in the last twelve months, our stock price has ranged from a low of $1.3125 to a high of $52.00. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

   Factors that may have a significant impact on the market price and marketability of our common stock include:

  . announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors,

  . announcements by us or others of results of preclinical testing and clinical trials,

  . developments or disputes concerning patent or other proprietary rights,

  . developments in our relationships with collaborative partners,

  . acquisitions,

  . litigation,

  . adverse legislation, including changes in governmental regulation and the status of our regulatory approvals or applications,

  . third-party reimbursement policies,

  . changes in securities analysts' recommendations,

  . changes in health care policies and practices,

  . economic and other external factors, and

  . general market conditions.

   In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

Sales of common stock may have an adverse impact on the market price of our common stock.

   A substantial number of outstanding shares of common stock and shares of common stock issuable upon exercise of outstanding options and warrants are eligible for sale in the public market. Sales of substantial numbers of shares of common stock could adversely affect prevailing market prices. Some of our stockholders are entitled to require us to register their shares of common stock for offer or sale to the public. Any sales by existing stockholders or holders of options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of the common stock.

If we are unable to find and maintain collaborative relationships in the future, we may not be able to develop our technologies.

   A key element of our strategy is to enhance our drug discovery and development programs and to fund our capital requirements, in part, by entering into various collaborative arrangements with corporate partners, academic collaborators and licensors. For example, in 1996, we entered into a collaboration agreement with subsidiaries of Johnson & Johnson to jointly develop and commercialize a cancer drug known as LSF. We are no longer developing LSF as a potential product and do not anticipate that Johnson & Johnson will elect to develop and commercialize LSF.

   We currently have collaborative arrangements for certain product candidates, including PG-TXL. We may pursue additional collaborative relationships in the future. However, we may not be able to negotiate acceptable collaborative arrangements in the future and these collaborations, if entered into, may not be on terms favorable to us. If we do not enter into future collaborations with capable partners and on commercially reasonable terms, the development and commercialization of our product candidates would be delayed and possibly postponed indefinitely.

Our dependence on third-party manufacturers means that we may not have sufficient control over the manufacture of our products.

   We currently do not have internal facilities for the manufacture of any of our products for clinical or commercial production. We will need to develop additional manufacturing resources, enter into collaborative arrangements with other parties which have established manufacturing capabilities or elect to have other third parties manufacture our products on a contract basis. For example, we are a party to an agreement with Aerojet to furnish Apra bulk drug substance for future clinical studies. We are dependent on such collaborators or third parties to supply us in a timely way with products manufactured in compliance with standards imposed by the FDA and foreign regulators. The manufacturing facilities of contract manufacturers may not comply with applicable manufacturing regulations of the FDA nor meet our requirements for quality, quantity or timeliness.

We may face difficulties in achieving acceptance of our products in the market due to our lack of sales and marketing capabilities and other factors.

   We have no direct experience in marketing, sales or distribution. The creation of infrastructure to commercialize pharmaceutical products is an expensive and time-consuming process. In the event that ATO achieves regulatory approval, we will need to build a sales and marketing force to market the product. Should we have to market and sell our other products directly, we would need to further develop a marketing and sales force with sufficient technical expertise and distribution capability. We may be unable to develop the necessary marketing and sales capabilities and we may fail to gain market acceptance for our products.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to pursue collaborations or develop our own products.

   We are highly dependent on Dr. James A. Bianco, Chief Executive Officer, and Dr. Jack Singer, Executive Vice President, Research Program Chairman. The loss of these principal members of our scientific or management staff, or failure to attract or retain other key scientific personnel employees, could prevent us from pursuing collaborations or developing our products and core technologies. Recruiting and retaining qualified scientific personnel to perform research and development work are critical to CTI's success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. In addition, we rely on consultants and advisors, including our scientific and clinical advisors, to assist us in formulating our research and development strategy. All of our consultants and advisors are employed by other employers or are self-employed, and have commitments to or consulting or advisory contracts with other entities that may limit their availability to us.

If our potential products are not approved by the appropriate regulatory authorities , we will not be able to commercialize those products.

   The pharmaceutical industry is subject to stringent regulation with respect to product safety and efficacy by various federal, state and local authorities. Of particular significance are the Food and Drug Administration's requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. A pharmaceutical product cannot be marketed in the U.S. until it has been approved by the FDA, and then can only be marketed for the indications and claims approved by the FDA. The effect of government regulation may be to delay marketing of our products for a considerable or indefinite time, impose costly procedural requirements and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect our marketing strategy as well as our ability to generate revenue from product sales.

   The regulatory process is expensive and time consuming. Currently, none of our products are under review by the FDA nor have any of our drug candidates been reviewed in the past. We are in the process of preparing a New Drug Application, or NDA, for ATO for the FDA's review. We also have orphan drug designation with the FDA for ATO, which means that we may be awarded the status as the sole marketer of ATO for certain specified indications for use in a limited patient population for a limited period of time if the NDA is approved.

   If our products are marketed abroad, they will also be subject to export requirements and to regulation by foreign governments. The applicable regulatory approval process is lengthy and expensive and must be completed prior to the commercialization of a product. We may not be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of our products under development. Violations of regulatory requirements at any stage, whether before or after marketing approval is obtained, may result in fines, forced removal of a product from the market and other adverse consequences.

Because there is a risk of product liability associated with our products, we face potential difficulties in obtaining insurance.

   Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceutical products, and we may not be able to avoid significant product liability exposure. Except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and it is possible that we will not be able obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. A successful product liability claim in excess of our insurance coverage could exceed our net worth.

Uncertainty regarding third-party reimbursement and health care cost containment initiatives may limit our returns.

   Our ability to commercialize our products successfully will be affected by the ongoing efforts of governmental and third-party payors to contain or reduce the cost of health care. Governmental and other third-party payors increasingly are attempting to contain health care costs by:

  . challenging the prices charged for health care products and services,

  . limiting both coverage and the amount of reimbursement for new therapeutic products,

  . denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third-party payors, and

  . refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

   In addition, the trend toward managed health care in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products.

   Even if we succeed in bringing any of our proposed products to the market, they may not be considered cost-effective and third-party reimbursement might not be available or sufficient. If adequate third party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could make it difficult or impossible to sell our products.

Although we believe that we adequately prepared for Year 2000 issues, it is possible that Year 2000 problems of other companies could impact our business.

   Although CTI has not experienced any Year 2000 problems, the systems of other companies on which CTI's systems rely may still remain vulnerable to the Year 2000 issue. Potential impacts could include, but are not limited to, future revenue delays due to delayed research, development, clinical trials or agency approvals. We presently believe the Year 2000 issue will not pose significant operational problems for our computer systems or third-party relationships.

   We believe that the Year 2000 issues have been effectively avoided, but we have developed for each critical activity a contingency plan to allow operations to continue even if significant issues are experienced. CTI has a team assigned to review all information technology systems, all equipment, and vendors of equipment and services that may be impacted by Year 2000 issues.

Since we use hazardous materials in our business, we may be subject to claims relating to improper handling, storage or disposal of these materials.

   Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and any such liability not covered by insurance could exceed our resources. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or productions efforts. We believe that our current operations comply in all material respects with applicable Environmental Protection Agency regulations.

Our ability to conduct animal testing could be limited in the future.

   Certain of our research and development activities involve animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas. To the extent the activities of these groups are successful, our business could be materially harmed.

Since ownership of our stock is concentrated in officers, directors and their affiliates, a change of control may be delayed or prevented, even if the change would be in the best interest of our shareholders.

   Directors and officers of CTI, and their affiliates, beneficially own in the aggregate 2,912,721 shares of our common stock (including shares of common stock subject to options or warrants exercisable or convertible within 60 days of February 29, 2000), representing approximately 10.91 percent of the voting power of our outstanding securities. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of CTI and might affect the market price of our common stock, even when a change may be in the best interests of all shareholders. In addition, the interests of this concentration of ownership may not always coincide with our interests or the interests of other shareholders and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

Because our charter documents contain certain anti-takeover provisions and we have a rights plan, it may be difficult to sell CTI to a third party, and the rights of some shareholders could be adversely affected.

   Our Restated Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire or make a bid for us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock. In addition, we have adopted a shareholder rights plan that, along with certain provisions of our Restated Articles of Incorporation, may have the effect of discouraging certain transactions involving a change of control of CTI.

                                USE OF PROCEEDS

   CTI will not receive any of the net proceeds from the sale of the shares of CTI common stock offered hereby, all of which proceeds will be received by the selling shareholders.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from our web site at http://www.ctiseattle.com or at the SEC's web site at http://www.sec.gov. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

   (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed March 31, 1999, including certain information in CTI's Definitive Proxy Statement in connection with CTI's 1999 Annual Meeting of Shareholders and certain information in CTI's Annual Report to Shareholders for the fiscal year ended December 31, 1998;

   (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

   (c) Current Report on Form 8-K filed January 25, 2000;

   (d) Current Report on Form 8-K filed February 24, 2000;

   (e) Current Report on Form 8-K filed March 2, 2000;

   (f) The description of CTI common stock contained in its registration statement on Form 10 filed June 27, 1996 and June 28, 1996, including any amendments or reports filed for the purpose of updating such descriptions; and

   (g) The description of CTI's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on November 15, 1996, including any amendments or reports filed for the purpose of updating such description.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Louis A. Bianco
    Executive Vice President, Finance and Administration
    Cell Therapeutics, Inc.
    201 Elliott Avenue West
    Seattle, WA 98119
    (206) 282-7100

                              SELLING SHAREHOLDERS

   The following table sets forth the number of shares owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with CTI within the past three years other than as a result of the ownership of the shares or other securities of CTI. No estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                                                     Shares of Common
                          Shares of Common Stock  Number of Shares  Stock Beneficially
                            Beneficially Owned     Offered hereby         Owned
                             Prior to Offering          for         After the Offering
                          -----------------------  Stockholder's   --------------------
Name of Beneficial Owner   Number   Percentage(1)  Account(2)(3)   Number Percentage(1)
------------------------  --------- ------------- ---------------- ------ -------------
The Aries Master
 Fund(4)................  1,037,797      6.25        1,037,797        0          *
Aries Domestic Fund,
 L.P. ..................    420,529      2.63          420,529        0          *
Aries Domestic Fund II,
 L.P. ..................     32,585         *           32,585        0          *
Essex Woodlands Health
 Ventures Fund IV,
 L.P.(5) ...............  3,688,852     19.16        3,688,852        0          *
Caduceus Capital Trust..    410,692      2.57          410,692        0          *
Caduceus Capital II,
 L.P. ..................    204,116      1.29          204,116        0          *
Paramount Capital,
 Inc....................     50,000         *           50,000        0          *
Wayne Rothbaum..........    122,962         *          122,962        0          *
Steven Olivera..........    122,962         *          122,962        0          *
Joseph Edelman..........     61,481         *           61,481        0          *
Mitchell Silber.........     46,111         *           46,111        0          *

--------
 *  Represents beneficial ownership of less than one percent.

(1) Based on the number of shares outstanding on December 1, 1999.

(2) Assumes sale of all shares of common stock offered by the selling stockholders, based on the fixed conversion ratio price of $2.16250 per share and exercise of warrants to purchase 1,523,810 shares of common stock. CTI has registered for resale under this prospectus a maximum of up to 6,198,087 shares of its common stock. In addition, the actual number of shares of common stock offered for resale may be higher or lower based on issuances of additional shares in the event of any future stock dividends, stock distributions, stock splits or similar capital readjustments.

(3) For each selling stockholder, includes shares of common stock issuable upon conversion of shares of Series D preferred stock (assuming a conversion price of $2.16250 per share), and also includes shares of common stock issuable upon exercise in full of such selling stockholder's pro rata share of warrants to purchase a total of 1,523,810 shares of common stock.

(4) Martin P. Sutter is the Managing Director of Essex Woodlands Health Ventures Fund IV, L.P.

(5) Dr. Lindsay Rosenwald, M.D. is the Chairman of Paramount Capital Asset Management, which manages the Aries funds.

                              PLAN OF DISTRIBUTION

   CTI is registering all 6,198,087 shares on behalf of certain selling shareholders. All of the shares either originally were issued by us or will be issued upon the conversion of Series D preferred stock or upon exercise of warrants to acquire shares of our common stock. CTI will receive no proceeds from this offering. The selling shareholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling shareholders will act independently of CTI in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

  . an exchange distribution in accordance with the rules of such exchange,

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

  . in privately negotiated transactions.

   To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

   The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised CTI that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling shareholders.

   The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. CTI will make copies of this prospectus available to the selling shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

   CTI will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  . the name of each such selling shareholder and of the participating broker-dealer(s),

  . the number of shares involved,

  . the price at which such shares were sold,

  . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  . other facts material to the transaction.

   In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, CTI will file a supplement to this prospectus.

   CTI will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for CTI by Wilson Sonsini Goodrich & Rosati, San Francisco, California.

                                    EXPERTS

   The consolidated financial statements of Cell Therapeutics, Inc. for the year ended December 31, 1999, included in its Current Report on Form 8-K dated March 2, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
The Company................................................................   1
Risk Factors...............................................................   1
Use of Proceeds............................................................  10
Where You Can Find More Information........................................  10
Selling Shareholders.......................................................  11
Plan of Distribution.......................................................  12
Legal Matters..............................................................  13
Experts....................................................................  13

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                        [Cell Therapeutics, Inc. Logo]


                                 COMMON STOCK

                                 NO PAR VALUE


                               -----------------

                                  PROSPECTUS

                               -----------------


                                         , 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by CTI in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

   SEC Registration Fee................................................ $ 5,676
   Legal Fees and Expenses.............................................  50,000
   Accounting Fees and Expenses........................................  10,000
   Printing Fees.......................................................  18,000
   Transfer Agent Fees.................................................   2,500
   Miscellaneous.......................................................   1,000
                                                                        -------
     Total............................................................. $86,776
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of CTI's Restated Bylaws provides for indemnification of CTI's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of CTI also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by CTI for such purpose.

   Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant's Restated Articles of Incorporation (Exhibit 4.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

   CTI has entered into an indemnification agreement with each of its executive officers and directors in which CTI agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. CTI agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by CTI's Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by CTI on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of CTI in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors' and officers' liability insurance maintained by CTI.

   CTI has entered into Registration Rights Agreements with the selling holders. Such agreements provide for indemnification by such selling holders of the Company and its officers and directors, and by the Company of such selling holders, for certain liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS

  4.1* Securities Purchase Agreement dated as of November 15, 1999 between Cell
       Therapeutics, Inc. and the Purchasers named therein.
  4.2* Form of Registration Rights Agreement dated as of November 24, 1999 between Cell Therapeutics, Inc. and the Investors named therein.
  4.3* Form of Warrant to purchase shares of Common Stock of Cell Therapeutics,
       Inc. (pursuant to the Securities Purchase Agreement filed as Exhibit 4.1 hereto).
  5.1* Opinion of Wilson Sonsini Goodrich & Rosati
 23.1  Consent of Ernst & Young LLP, Independent Auditor
 23.2* Consent of Wilson Sonsini Goodrich & Rosati (included in the Opinion of
       Wilson Sonsini Goodrich & Rosati filed as Exhibit 5.1 hereto)
 24.1* Power of Attorney (included on page II-4 of this registration statement)

--------
* Previously filed.

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on this 17th day of March, 2000.

                                          CELL THERAPEUTICS, INC.

                                          By  /s/ James A. Bianco, M.D.
                                             ----------------------------------
                                                  James A. Bianco, M.D.
                                              President and Chief Executive
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons on behalf of CTI and in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


     /s/ James A. Bianco, M.D.       President, Chief Executive      March 17, 2000
____________________________________ Officer and Director
       James A. Bianco, M.D.         (Principal Executive
                                     Officer)


                 *                   Executive Vice President,       March 17, 2000
____________________________________ Finance and Administration
          Louis A. Bianco            (Principal Financial
                                     and Accounting Officer)


                 *                   Chairman of the Board and       March 17, 2000
____________________________________ Director
         Max E. Link, Ph.D.


                 *                   Director                        March 17, 2000
____________________________________
        Jack W. Singer, M.D.


                 *                   Director                        March 17, 2000
____________________________________
           Jack L. Bowman


                 *                   Director                        March 17, 2000
____________________________________
       Jeremy L. Curnock Cook


                 *                   Director                        March 17, 2000
____________________________________
      Wilfred E. Jaeger, M.D.


                 *                   Director                        March 17, 2000
____________________________________
       Mary O'Neil Mundinger


                 *                   Director                        March 17, 2000
____________________________________
     Phillip M. Nudelman, Ph.D.


*By: /s/ James A. Bianco, M.D.
     __________________________
       James A. Bianco, M.D.
        (Attorney-in-Fact)

                               INDEX TO EXHIBITS

 Exhibit
 Number                              Exhibit Title
 -------                             -------------
  4.1*   Securities Purchase Agreement dated as of November 15, 1999 between
         Cell Therapeutics, Inc. and the Purchasers named therein.

  4.2* Form of Registration Rights Agreement dated as of November 24, 1999 between Cell Therapeutics, Inc. and the Investors named therein.

  4.3*   Form of Warrant to purchase shares of Common Stock of Cell
         Therapeutics, Inc. (pursuant to the Securities Purchase Agreement filed as Exhibit 4.1 hereto).

  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati

 23.1    Consent of Ernst & Young LLP, Independent Auditor

 23.2* Consent of Wilson Sonsini Goodrich & Rosati (included in the Opinion of WSGR filed as Exhibit 5.1)

 24.1* Power of Attorney (included on page II-4 of this registration statement)

--------
* Previously filed.